EXHIBIT 10.1
AGREEMENT FOR SERVICES

This Agreement for Services (this “Agreement”) is made as of the 18th day of June, 2013, by and between Global 8 Properties, Inc., a California corporation ("Contractor"), and Golden Gate Homes, Inc., a Delaware corporation ("GGH").

RECITALS

GGH desires to reward Contractor for assisting GGH in the sales, marketing and administration of that certain single family home construction project located at 2604 First Street, Napa, California (the “Napa Villas Project”), which has resulted in the pre-sales of  fourteen (14) single family homes in the Napa Village Project (“Units”).

GGH further wishes to engage Contractor to continue to assist GGH in the sales, marketing and administration of the Napa Villas Project.

SERVICES TO BE RENDERED

(1)(a) GGH hereby engages Contractor to perform the following services relating to the Napa Villas Project (collectively, the "Services"):

•	Supervise pre-construction services and permitting;

•	Produce public report for the Department of Real Estate;

•	Develop reserve studies for establishing HOA expenses and fees;

•	Supervise site work construction services;

•	Supervise vertical construction services;

•	Supervise post-vertical construction services;

•	Perform market analysis;

•	Establish pricing and absorption assumptions;

•	Evaluate competition and market;

•	Generate leads;

•	Engage in pre-sales;

•	Provide escrow and closing services; and

•	Any other services typically required for the performing of the Services.

(1)(b) Contractor shall be responsible for all aspects of the Services to be performed, either directly or through supervising the services of subcontractors.  GGH shall be responsible for the fees and expenses of all independent contractors, subcontractors, suppliers, and service agents hired by Contractor to assist in performing the Services, and will reimburse Contractor for all of such out-of-pocket fees and expenses.  GGH shall also be responsible for all travel and out-of-pocket expenses incurred by Contractor in connection with performing the Services.

(2) Advances.  Subject to the provisions in Section 1 above, Contractor shall not be obligated to make any advance to or for the account of GGH or to pay any sum, nor shall Contractor be obliged to perform any task, or incur any liability or obligation for the account of GGH without assurance that the necessary funds for the discharge thereof will be provided.  Contractor shall keep and make available to GGH detailed cash receipts and disbursement records, and all invoices.

(3) Affiliate Contracts.  Any contract Contractor enters into on behalf of, or to support, the performance of the Services must be approved by GGH.

(4) Compensation: Contractor’s compensation for the Services shall be as follows:  $120,000 plus reimbursement for all out-of-pocket fees and expenses incurred for the subcontractors, services, and travel set forth in Section 1(b).

(5) Term:  Subject to the terms of this Agreement, GGH engages Contractor for the period beginning on June 18, 2013 and ending at the consummation of the sale of the last Unit,  or November 30, 2013, whichever comes first, unless terminated earlier pursuant to the terms hereof (the "Term"), and Contractor hereby accepts such engagement.

CONTRACTOR STANDARD TERMS AND CONDITIONS

(6) Performance of Services.  In performing the Services, Contractor shall observe a standard of care, skill and diligence that is equal or superior to the standard normally employed by third parties performing the same or similar services.  Contractor shall be responsible for the quality, accuracy and timely completion of all Services furnished under this Agreement.  GGH retains the right to reject any part of the Services rendered by Contractor in the event it determines, in its sole discretion, that such Services are unsatisfactory or otherwise not completed according to the standards set forth in this Section 6.  Contractor shall, without additional compensation, and at its own cost and expense, correct any errors, omissions or other deficiencies in the Services.  If such deficiencies are not corrected in a timely manner, GGH may cause the same to be corrected and recover costs incurred, either by deducting the costs from Contractor’s compensation or by proceeding directly against Contractor.  In addition, Contractor agrees to proceed with diligence and promptness in the performance of the Services and to take all precautions necessary for the proper performance of the Services, and to assume all risk for its failure to do so.

(7) Lower Tier Subcontractors.  In the event Contractor proposes to engage any third parties including, without limitation, subcontractors to Contractor, to perform a portion of the Services (a "Lower Tier Subcontractor"), such Lower Tier Subcontractor must first be approved in writing by GGH, unless already contemplated by this Agreement.  Contractor will cause all Lower Tier Subcontractors to acknowledge that they are bound by the provisions of this Agreement.  GGH shall be responsible for the payment of all compensation to Lower Tier Contractors including, without limitation, reimbursement of all costs incurred by such Lower Tier Subcontractors.  Contractor shall be responsible for supervising the Lower Tier Contractors and ensuring their timely performance of the Services.

(8) Independent Contractor.  Contractor shall be retained by GGH only for the purposes and to the extent set forth in this Agreement, and Contractor's relation to GGH during the Term shall be that of an independent contractor and not an employee.  Contractor shall control the methods, details and means in which the Services are performed and shall be solely responsible for the safety and supervision of its employees, subcontractors, agents and representatives.  Contractor will be solely responsible for all matters relating to its employees including, without limitation, compliance with Social Security, withholding, unemployment and similar taxes.  Notwithstanding the foregoing, GGH retains the right to review and generally supervise the Services so as to insure that such services conform to the requirements of this Agreement.

(9) Taxes.  Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by GGH to Contractor for the Services.  Contractor acknowledges that GGH shall not withhold or make any payment for payroll or unemployment taxes of any kind that may be due from payments to Contractor hereunder.

(10) Indemnity.  To the fullest extent permitted by law, Contractor will indemnify, defend and hold GGH, its employees, officers, directors, and agents harmless from and against all liability, losses, cost, expenses and fees arising out of this Agreement that are caused by reason of or arising out of the gross negligence, willful misconduct or wanton or criminal or fraudulent act, or breach of this Agreement by Contractor, its agents, employees, or subcontractors.

(11) Copies of Data.  Upon GGH's request, Contractor shall deliver to GGH copies of all documents prepared by Contractor in the course of performing the Services.

(12) Compliance with Laws.  Contractor will comply with all applicable federal, state and local laws, regulations, standards and ordinances in the course of performing the Services.

(13) Termination with Cause. In the event that Contractor shall (a) fail or refuse, as a result of any willful or intentional misconduct or gross negligence, to perform any of its obligations or duties hereunder in any material respect, or (b) fail to perform in any material respect any of the obligations or duties hereunder, which failure is not cured to GGH’s reasonable satisfaction within ten (10) days following Contractor’s receipt of a notice specifying such defaults from GGH, GGH shall have the right to terminate this Agreement upon written notice to Subcontractor.

(14) Limitation of Contractor's Damages.  Except as expressly set forth herein, Contractor will not be entitled to any compensation or damages including, without limitation, lost profits, as a result of termination by GGH under Section 13.

GENERAL LEGAL PROVISIONS

(15) Relationship of the Parties.  Nothing herein shall be construed to place the parties in the relationship of partners, joint venturers, affiliates or agents, and neither party shall have the power to bind or obligate the other in any manner whatsoever, other than as specifically provided herein.

(16) Amendments.  This Agreement supersedes all prior agreements and understandings between the parties and may only be changed as expressly set forth herein or by written amendment executed by both parties.

(17) Assignments.  In entering into this Agreement, GGH is relying on Contractor's qualifications to perform the Services.   Contractor shall not assign any of its duties or rights under this Agreement, or any claim arising out of or related to this Agreement, whether arising in tort, contract or otherwise, without the prior written consent of GGH.  Any unauthorized assignment is void and unenforceable.  Subject to the foregoing, this Agreement shall be binding upon the heirs, administrators, successors and permitted assigns of the parties hereto.

(18) Waivers.  No waiver by either party of any default by the other party in the performance of any provision of this Agreement will operate as, or be construed as, a waiver of any future default, whether like or different in character.

(19) No Third Party Beneficiaries.  This Agreement gives no rights or benefits to anyone other than GGH and Contractor and does not extend rights to any third party beneficiaries.

(20) Notices.  Any notice required or permitted under this Agreement shall be effective when personally delivered in writing; or on the date when the notice is transmitted by electronic facsimile or e-mail (with a confirmation copy to be sent by mail); or the day after the notice is sent by overnight air courier service; or three days after the date of mailing.

(21) Governing Law; Jurisdiction and Venue.  This Agreement and its validity, interpretation and enforcement shall be governed by the internal laws of California without giving effect to its choice of law principles.  All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts within Napa County, California, and the parties agree to submit to the exclusive jurisdiction and venue of these courts to the exclusion of all others that might otherwise have had jurisdiction or venue.

Accepted by GGH: Golden Gate Homes, Inc. By: /s/ Tim Wilkens Title: Chief Executive Officer	Accepted by Contractor: Global 8 Properties, Inc. By: /s/ Tim Wilkens Title: Chief Executive Officer